Exhibit 22.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-172805, 333-122609, 333-136355 and 333-163004) on Form S-8 of Emtec, Inc. of our report dated December 14, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Emtec, Inc. for the year ended August 31, 2012.

/s/ McGladrey LLP

Blue Bell, Pennsylvania
December 14, 2012